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                                                                   EXHIBIT 10.01

                       FLEXTRONICS INTERNATIONAL USA, INC.

                  SUPPLEMENTAL CONTINGENT SHARE AWARD AGREEMENT

      This SUPPLEMENTAL CONTINGENT SHARE AWARD AGREEMENT (the "AGREEMENT"), dated August 17, 2004, is entered into by and between Michael E. Marks ("EXECUTIVE") and Flextronics International USA, Inc. (the "COMPANY").

      WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer; and

      WHEREAS, Executive has provided service to the Company for over ten years; and

      WHEREAS, the Company has previously granted a Contingent Stock Award to Executive on May 18, 2004 (the "INITIAL DEFERRED COMPENSATION CONTINGENT STOCK AWARD"); and

      WHEREAS, the Company and Executive desire to enter into an agreement to supplement the Initial Deferred Compensation Contingent Stock Award upon the achievement of certain Company share performance targets (the "SUPPLEMENTAL DEFERRED COMPENSATION CONTINGENT STOCK AWARD").

      NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

      1. GRANT OF CONTINGENT STOCK AWARD. Subject to all of the terms of this Agreement, the Company hereby grants to Executive a Supplemental Deferred Compensation Contingent Stock Award for 500,000 Ordinary Shares at an exercise price equal to $11.00 per share ($0.06 above the closing price of the Ordinary Shares on the Nasdaq Stock Market on August 17, 2004 (the "EXERCISE PRICE"). This Supplemental Deferred Compensation Contingent Stock Award shall entitle the Account of the Executive to be credited with Deferred Compensation as set forth in Section 2 below; provided that in no event shall the aggregate amount evaluation under this Supplemental Deferred Compensation Contingent Stock Award and the Initial Deferred Compensation Contingent Stock Award require the Company to make credits to the Executive's Account in excess of $7,500,000 (the "TOTAL AWARD AMOUNT").

      2. CREDITING OF AWARD AMOUNT. Within two (2) business days following the relevant Measurement Date, the Company will credit Executive's Account with Deferred Compensation in an amount equal to (a)(i) the excess of the Average Share Price as of such Measurement Date over the Exercise Price, multiplied by
(ii) 500,000, less (b) the amounts credited to the Executive's Account as Deferred Compensation under (x) the Initial Deferred Compensation Contingent Stock Award on or prior to the relevant Measurement Date and (y) under this Supplemental Deferred Compensation Contingent Stock Award prior to the relevant Measurement Date (the "CURRENT OR PRIOR CREDITS"). Credits to the Executive's Account under this Section 2 will continue until the earlier of (a) the date on which the Total Award Amount has been credited to the Executive's Account or (b) the termination date of Executive's employment with the Company and/or any subsidiary of the Company. All amounts credited to Executive's Account shall be fully vested and nonforfeitable.

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      3. ACCELERATION OF PAYMENT. Notwithstanding the foregoing, in the event of
(a) Executive's death or Disability or (b) a Change of Control, then the Company shall immediately credit Executive's Account with an amount equal to the Total Award Amount less the sum of all Current or Prior Credits. All amounts credited to Executive's Account shall be fully vested and nonforfeitable.

      4. CONDITIONS TO PAYMENT OF AWARD AMOUNT. Unless otherwise set forth in Sections 2 or 3, Executive must be employed by the Company on the applicable Measurement Date in order to be credited with an Award Amount, if any, for the Measurement Date.

      5. ADJUSTMENTS TO ORDINARY SHARES. In the event that the number of outstanding shares of the Ordinary Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in the capital structure of the Company without consideration, then the number and kind of shares subject to this Supplemental Contingent Stock Award and the Exercise Price will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities law.

      6. DEFINITIONS. Capitalized terms used here but not defined above will have the following definitions for purposes of this Agreement:

            (a) "ACCOUNT" means the account established on behalf of Executive under the Deferred Compensation Plan.

            (b) "AVERAGE SHARE PRICE" means the sum of the closing prices of the Ordinary Shares on the Nasdaq Stock Market as reported in The Wall Street Journal during the thirty (30) day period immediately preceding the applicable Measurement Date, divided by the number of days in which the Ordinary Shares traded during such period.

            (c) "BOARD" means the Board of Directors of the Company or a duly authorized committee thereof.

            (d) "CHANGE OF CONTROL" means (i) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (ii) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group acting in concert; (iii) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert becoming the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of more than 50% of the aggregate voting power of all classes of shares of the Company; or
(iv) a liquidation and winding up of the business of the Company.

            (e) "CODE" means the Internal Revenue Code of 1986, as amended.

            (f) "DEFERRED COMPENSATION" means the aggregate amounts credited to the Executive's Account as cash pursuant to Sections 2 and 3 of this Agreement.

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            (g) "DEFERRED COMPENSATION PLAN" means the Flextronics International
USA, Inc. Special Deferred Compensation Plan dated as of May 18, 2004.

            (h) "DISABILITY" means the Executive's mental or physical disability that prevents Executive from performing his duties as Chief Executive Officer of the Company and is expected to last for more than twelve months, as determined by a physician acceptable to the Company and the Executive.

            (i) "FISCAL QUARTER" means the Company's fiscal quarters beginning on each April 1, July 1, October 1 and January 1 and ending on each June 30, September 30, December 31 and March 31 of each year.

            (j) "MEASUREMENT DATE" means the last day of each of the Company's Fiscal Quarters and the date of the Executive's termination of employment with the Company.

            (k) "ORDINARY SHARES" means the Company's ordinary shares.

      7. UNSECURED FUNDS. All payments of Deferred Compensation shall be paid in cash from the general funds of the Company and no special or separate fund, other than the Deferred Compensation Plan (or any rabbi trust under such Deferred Compensation Plan), shall be established and no other segregation of assets shall be made to assure the payment of any Deferred Compensation. The Executive shall have no right, title or interest whatever in or to any investment which the Company may make to aid it in meeting its obligations hereunder, including, but not limited to, deemed investment. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder such right shall be no greater than the right of an unsecured creditor of the Company.

      8. OTHER BENEFITS. This Agreement shall be in addition to any rights of the Executive under any other agreement with the Company, if any, and shall not affect or reduce any benefit or compensation during the Executive of a kind not expressly provided for in this Agreement.

      9. WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      10. EMPLOYMENT AND BENEFITS RIGHTS. Any benefit payable under this Agreement shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees. Neither this Agreement nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Company or as affecting the right of the Company to dismiss any employee.

      11. BINDING EFFECT; NONASSIGNABILITY. This Agreement shall be binding upon and insure to the benefit of the Company and its successors and assigns and the Executive or the Executive's designee or estate shall commute, encumber, sell or otherwise dispose of the right to receive the payments provided for in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable.

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      12. AMENDMENT. This Agreement may not be amended, suspended or terminated, in whole or in part without the written consent of Executive and the Company.

      13. GENERAL PROVISIONS.

            (a) EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee,
(ii) to change the status of Executive as an "at-will" employee, or (iii) to change the Company's policies regarding termination of employment.

            (b) RESTATEMENT; COMPLETE AGREEMENT. This Agreement, the Contingent Share Award Agreement dated May 18, 2004, by and between the Executive and the Company, and the Deferred Compensation Plan constitute the entire agreement between Executive and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter; provided that if inconsistencies arise, the terms of this Agreement shall control.

            (c) INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Executive to the Board for review. The resolution of such a dispute by the Board shall be final and binding on the Company and Executive.

            (d) NO RIGHTS OF STOCKHOLDER. Executive shall have no rights as a stockholder by reason of the award of the Supplemental Deferred Compensation Contingent Stock Award.

            (e) CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

      IN WITNESS HEREOF, the parties have executed this Agreement on the date first above written.

FLEXTRONICS INTERNATIONAL USA, INC.                 EXECUTIVE

By: ________________________________                ___________________________
                                                    Michael E. Marks
Name: ______________________________

Title: _____________________________

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